Exhibit 6

Assignment of right to issuance of OPERATING PARTNERSHIP UNITS

WHEREAS CWS BET Seattle, L.P., a California limited partnership (“Transferor”), and MDR Bowling Green, LLC, a Delaware limited liability company (“MDR”), are parties to that certain Contribution Agreement dated December 14, 2024 (“Agreement”), wherein MDR, as consideration for the acquisition and conveyance of that certain real property known as 2545 Scottsville Road, Bowling Green, KY 42104 (the “Property”) agreed to cause Medalist Diversified Holdings, LP, a Delaware limited partnership (the “Company”), to issue Transferor 209,600 Operating Partnership Common Units (the “Assigned Units”); and

WHEREAS Transferor wishes to assign the right to receive the Assigned Units to BET Trust Dated March 11, 1999 (“Transferee”) and the Company wishes to consent to such transfer; and

THEREFORE, for good and valuable consideration, Transferor does hereby transfer, convey, and assign to Transferee free and clear of all security interests, liens, title restrictions, charges and other encumbrances of any kind, the Assigned Units, including all voting, consent, and financial rights now or hereafter existing and associated therewith. Transferee hereby accepts the assignment of all Transferor’s right, title, and interest in and to the Assigned Units and agrees, with respect to the Assigned Units, to assume and to perform all obligations to be performed by Transferor as a member of the Company and as the owner of and with respect to the Assigned Units accruing from and after the Effective Date (as defined below). Transferee agrees to be bound by all of the terms, covenants and provisions of the Company’s organizational documents and the Company’s Partnership Agreement, as amended from time to time (“Partnership Agreement”). Capitalized terms used but not defined herein shall have the meanings given to them in the Partnership Agreement.

This Assignment of the Right to Operating Partnership Units shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction). This Assignment of the Right to Operating Partnership Units may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Assignment of Right to Operating Partnership Units delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment of Right to Operating Partnership Units.

IN WITNESS WHEREOF, the undersigned has caused this Assignment of Right to Operating Partnership Units to be duly executed and delivered effective as of the ____ day of January, 2025 (the “Effective Date”).

TRANSFEREE
BET Trust Dated March 11, 1999

By:
Frank Kavanaugh, Trustee

By:
Susan Kavanaugh, Trustee

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TRANSFEROR
CWS BET Seattle, L.P.
a California limited partnership

By:	Fort Ashford Funds, LLC
Its:	Manager

By:
Frank Kavanaugh, Manager

APPROVED BY:

MEDALIST DIVERSIFIED HOLDINGS, LP,
a Delaware limited partnership

By:	MEDALIST DIVERSIFIED REIT, INC.,
a Maryland corporation
Its:	General Partner

By:
	Name:	Brent Winn
	Its:	Chief Financial Officer

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